Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-114987, Registration Statement No. 333-55836 and Registration Statement No. 333-62585 of The Pantry, Inc. on Forms S-8, and Registration Statement No. 333-116972 of The Pantry, Inc. on Form S-3, as amended, of our report dated December 10, 2004, except as to the effects of Note 2 and Note 20 as to which the date is August 30, 2005 (which report expresses an unqualified opinion and includes explanatory paragraphs related to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations and the restatement described in Note 2), appearing in this Annual Report on Form 10-K/A(Amendment No. 1) of The Pantry, Inc. for the year ended September 30, 2004.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
August 30, 2005